                                                               EXHIBIT NO. 99.11

                            MFS INVESTMENT MANAGEMENT
              500 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116-3741
             617-954-5182/FACSIMILE 617-954-7760 jbordewick@mfs.com

JAMES R. BORDEWICK, JR.
Senior Vice President and
Associate General Counsel

Legal                                            November 30, 2000


MFS(R) New York Municipal Bond Fund
A series of MFS(R) Municipal Series Trust

Ladies and Gentlemen:

I have acted as counsel to MFS New York Municipal Bond Fund (the "New York Fund"), a series of MFS Municipal Series Trust, a Massachusetts business trust ("Municipal Series Trust"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the "Commission") on or about December 1, 2000 (the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest (no par value) (the "Shares") of the New York Fund to be issued pursuant to an Agreement and Plan of Reorganization dated November 30, 2000 by and among Municipal Series Trust, on behalf of the New York Fund, and PaineWebber Municipal Series, a Massachusetts business trust, on behalf of the PaineWebber New York Tax-Free Income Fund (the PaineWebber "Fund"), a series of PaineWebber Municipal Series (the "Agreement").

    In connection with this opinion, I have examined the following documents:

    (a) the Registration Statement;

    (b) the Agreement;

    (c) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of Municipal Series Trust;

    (d) copies of the Municipal Series Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

    (e) Municipal Series Trust's Amended and Restated By-Laws and certain votes of the Trustees of Municipal Series Trust.

    In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. I have also assumed, for the purposes of this opinion, that the Agreement, in substantially the form reviewed by me, is duly executed and delivered by the parties thereto and that all of the conditions set forth in "Information About the Reorganization-Agreement and Plan of Reorganization" in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

MFS New York Municipal Bond Fund
November 30, 2000
Page Two

    This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

    This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

    I understand that all of the foregoing assumptions and limitations are acceptable to you.

    Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and Municipal Series Trust's Declaration of Trust and By-laws will be legally issued, fully paid and non-assessable, except that shareholders of Municipal Series Trust may under certain circumstances be held personally liable for the Trust's obligations.

    A copy of Municipal Series Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement are not binding upon any of Municipal Series Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of Municipal Series Trust in accordance with its interest under the Agreement. I further note that the assets and liabilities of each series of Municipal Series Trust, such as the New York Fund, are separate and distinct and that the obligations of or arising out of the Agreement are binding solely upon the assets or property of the New York Fund.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,



                                                 JAMES R. BORDEWICK, JR.
                                                 James R. Bordewick, Jr.

JRB/bjn